NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

GROUP 10 HOLDINGS, LLC

CONVERTIBLE DEBENTURE

Issuance Date: March 31, 2017	Principal Amount: $40,000

FOR VALUE RECEIVED, Tauriga Sciences, Inc., a Florida corporation (“Borrower”), hereby promises to pay to Group 10 Holdings LLC (“Holder”) or its registered assigns or successors in interest, the sum of Forty Thousand Dollars $40,000 (the “Principal Amount”), together with all accrued interest thereon, on the one (1) year anniversary from the Issuance Date (the “Maturity Date”), if not sooner paid.

The following terms and conditions shall apply to this Convertible Debenture (the “Debenture”):

ARTICLE I
DEFINITIONS

1.1 Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, the following terms shall have the following meanings:

“Bankruptcy Event’’ means any of the following events: (a) Borrower or any subsidiary (as such term is defined in Rule l-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Borrower or any subsidiary thereof; (b) there is commenced against Borrower or any subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement; (c) Borrower or any subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) Borrower or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment; (e) Borrower or any subsidiary thereof makes a general assignment for the benefit of creditors; (f) Borrower or any subsidiary thereof calls a meeting of its creditors with a view to arrange a composition, adjustment or restructuring of its debts; or (g) Borrower or any subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(l) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Borrower, by contract or otherwise) of in excess of 50% of the voting securities of Borrower (other than by means of conversion or exercise of this Debenture and the securities issued together with this Debenture) or (ii) Borrower merges into or consolidates with any other Person, or any Person merges into or consolidates with Borrower and, after giving effect to such transaction, the stockholders of Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of Borrower or the successor entity of such transaction, or (iii) Borrower sells or transfers all or substantially all of its assets to another Person and the stockholders of Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a three (3) year period of more than one-half of the members of Borrower’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by Borrower of an agreement to which Borrower is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Issuance Date” means the date of the issuance of this Debenture, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence this Debenture.

“Lowest Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) the lowest closing bid price of Borrower’s Common Stock during the thirty five (35) Trading Days prior to such date or (b) if the Common Stock is not then quoted on a Trading Market, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by Holder and reasonably acceptable to Borrower.

“Most Recent Balance Sheet” means a true and complete copy of the balance sheet of Borrower as of January 31, 2017 prepared in accordance with GAAP and disclosed in Borrower’s Form 10-Q for the fiscal quarter ended on such date.

“Permitted Indebtedness” means (a) the indebtedness evidenced by this Debenture, (b) lease obligations and purchase money indebtedness of up to one hundred thousand dollars, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (c) indebtedness that (i) is expressly subordinate to this Debenture pursuant to a written subordination agreement with Holder that is acceptable to Holder in its sole and absolute discretion and (ii) matures at a date sixty (60) days later than the Maturity Date, (d) trade payables and other accounts payable of Borrower incurred in the ordinary course of business in accordance with GAAP and not evidenced by a promissory note or other security, and (e) indebtedness existing on the date hereof and set forth on the Most Recent Balance Sheet, provided that (x) the terms of such indebtedness are not changed from the terms in effect as of the Most Recent Balance Sheet date, and (y) any such indebtedness which is for borrowed money is not due and payable until after August 3, 2017.

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“Permitted Lien” means the individual and collective reference to the following: (a) liens for taxes, assessments and other governmental charges or levies not yet due or liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of Borrower) have been established in accordance with GAAP; and (b) liens imposed by law which were incurred in the ordinary course of Borrower’s business, such as carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens, and other similar liens arising in the ordinary course of Borrower’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Borrower and its consolidated subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such lien.

“Person” means a natural person, sole proprietorship, corporation, limited liability company, firm, partnership, association, joint venture, trust, unincorporated organization, or other entity, whether acting in an individual, fiduciary, or other capacity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, or the OTC Markets QX Market, QB Market of Pink Market.

ARTICLE II
INTEREST & AMORTIZATION

2.1 Contract Rate. Subject to Sections 7.1 and 8.8 hereof, interest payable on this Debenture shall accrue at a rate per annum equal to twelve percent (12%) and shall be computed on the basis of a 365-day year.

2.2 Consideration. In consideration for the Debenture, Holder shall pay to Borrower a purchase price equal to Thirty Five Thousand Dollars ($35,000) payable by wire transfer or other immediately available funds. Thus, as of the Issuance Date, there shall exist a Five Thousand Dollar ($5,000) Original Issue Discount (the “OID”) from the Principal Amount. Interest shall accrue and be payable on the full Principal Amount of the Debenture, inclusive of the OID, and payment of the full Principal Amount shall be required regardless of time and manner of payment or prepayment by Borrower. Upon conversion, Holder shall receive credit for the full Principal Amount converted.

2.3 Payments. Payment of the aggregate Principal Amount, together with all accrued interest thereon shall be made on the Maturity Date.

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2.4 Prepayment Option. Subject to the approval of Holder for prepayments after one hundred eighty (180) days, Borrower may prepay in cash all or any portion of the Principal Amount of this Debenture and accrued interest thereon, with a premium, as set forth below (each a “Prepayment Premium”), upon ten (10) Business Days prior written notice to Holder. Holder shall have the right to convert all or any portion of the Principal Amount and accrued interest thereon in accordance with Article III hereof during such ten (10) Business Day notice period. The amount of each Prepayment Premium shall be as follows: (a) one hundred forty-five percent (145%) of the prepayment amount if such prepayment is made at any time from the Issuance Date until the Maturity Date.

2.5 Commitment Fee. As consideration for Holder’s commitment to purchase this Debenture, Borrower shall issue to Holder within fifteen (15) Business Days of the Issuance Date fifteen million (15,000,000) shares of Borrower’s common stock, par value .00001 per share (“Common Stock”), as a commitment fee (the “Commitment Fee Shares”). The Commitment Fee Shares have been earned in full upon Holder’s purchase of this Debenture; none of the Commitment Fee Shares will be returned in the event that this Debenture is prepaid. Failure to issue and deliver the Commitment Fee Shares to Holder within fifteen (15) Business Days shall constitute an Event of Default under this Debenture.

ARTICLE III
CONVERSION REPAYMENT

3.1. Optional Conversion. Subject to the terms of this Article III, Holder shall have the right, but not the obligation, at any time after the Issuance Date and until the Maturity Date, or thereafter during an Event of Default, to convert all or any portion of the outstanding Principal Amount, accrued interest and fees due and payable thereon into fully paid and non-assessable shares of Common Stock of Borrower at the Conversion Price, as defined below (the “Conversion Shares”).

3.2. Calculation of Conversion Price. Subject to Section 3.2.1 and 4.6 hereof, the conversion price (the “Conversion Price”) shall mean the lesser of (a) sixty percent (60%) multiplied by the Lowest Closing Price as of the date a Notice of Conversion is given (which represents a discount rate of forty percent (40%)) or (b) two-tenths of a penny ($0.002)

3.2.1 Conversion Price Adjustments. Conversion Price shall be subject to the following adjustments:

i. If the market capitalization of the Borrower is less than Two Million Dollars ($2,000,000) on the day immediately prior to the date of the Notice of Conversion, then the Conversion Price shall be twenty-five percent (25%) multiplied by the Lowest Closing Price as of the date a Notice of Conversion is given (which represents a discount rate of seventy-five percent (75%)); and

ii. If the closing price of the Borrower’s Common Stock on the day immediately prior to the date of the Notice of Conversion is less than two-tenths of a penny ($0.002) then the Conversion Price shall be twenty-five percent (25%) multiplied by the Lowest Closing Price as of the date a Notice of Conversion is given (which represents a discount rate of seventy-five percent (75%)).

iii. As defined by Article VI, if an Event of Default occurs at anytime while this Debenture is outstanding then the Conversion Price shall be twenty-five percent (25%) multiplied by the Lowest Closing Price as of the date a Notice of Conversion is given (which represents a discount rate of seventy-five percent (75%)).

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3.3. Conversion Limitation. Notwithstanding anything contained herein to the contrary, the number of Conversion Shares that may be acquired by Holder upon conversion of this Debenture (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by Holder and its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with that of Holder for purposes of Section 13(d) of the Exchange Act does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock, including, for such purpose, the shares of Common Stock issuable upon such conversion, but excluding the number of shares of Common Stock issuable upon (a) conversion of the remaining, unconverted Principal Amount of this Debenture beneficially owned by Holder or any of its affiliates and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other debenture or warrant) beneficially owned by Holder or any of its affiliates. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

3.4. Mechanics of Holder’s Conversion. Subject to Section 3.3 hereof, this Debenture may be converted by Holder, in whole or in part from time to time after the Issuance Date, by submitting to Borrower and/or the transfer agent of record a notice of conversion (“Notice of Conversion”), the form of which is attached hereto as Exhibit A. Such Notice of Conversion shall specify the Principal Amount of the Debenture to be converted and the date on which such conversion shall be effected (the “Conversion Date”). Pursuant to the terms of the Notice of Conversion, Borrower shall issue instructions to the transfer agent within two (2) Trading Days from the receipt of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to Holder by physical delivery or crediting the account of Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within two (2) Trading Days after receipt by Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised, and the Conversion Shares issuable upon such conversion shall be deemed to have been issued, upon the Delivery Date and Holder shall be treated for all purposes as the record holder of such Common Stock, unless Holder provides Borrower with written instructions to the contrary. Conversions hereunder shall have the effect of lowering the outstanding Principal Amount of this Debenture in an amount equal to the applicable conversion. Holder and Borrower shall maintain records showing the Principal Amount(s) converted and the Conversion Date(s). In the event of any dispute or discrepancy, the records of Holder shall be controlling and determinative in the absence of manifest error.

3.5. Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Debenture shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Conversion Price.

3.6 Fractional Shares. No fractional shares shall be issued upon the conversion of this Debenture. As to any fraction of a share which Holder would otherwise be entitled to upon such conversion, Borrower shall round up to the next whole share.

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3.7 Late Delivery of Conversion Shares. Borrower understands that a delay in the delivery of Conversion Shares in the form required pursuant to this Article III beyond the Delivery Date could result in economic loss to Holder. As compensation to Holder for such loss, Borrower agrees to pay late fees to Holder for late issuance of such shares in the form required pursuant to this Article III upon conversion of the Debenture, in the amount equal to one thousand dollars ($1,000) per Business Day after the Delivery Date. Borrower shall pay any fees incurred under this Section in immediately available funds upon demand and such fees shall also be eligible to be converted into Common Stock pursuant to this Article III.

3.8 Authorized and Reserved Shares. Borrower represents and warrants and covenants and agrees that upon issuance, the Conversion Shares will be duly and validly issued, fully issued and non-assessable. Borrower agrees that its issuance of this Debenture shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Conversion Shares in accordance with the terms and conditions of this Debenture. At all times during which this Debenture is outstanding, Borrower shall reserve and keep available from its authorized and unissued shares of Common Stock (the “Share Reserve”) for the sole purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of Persons other than Holder, not less than five times the aggregate number of shares of the Common Stock that shall be issuable (taking account the adjustments of Article IV) upon the conversion of the outstanding Principal Amount of this Debenture and payment of interest hereunder. Initially, the Share Reserve shall be equal to three hundred fifty million (350,000,000) shares. The Holder may request bi-monthly increases to reserve such amounts based on a conversion price equal to the Lowest Closing Price, as defined in the Debenture, as of such date, by written instructions from the Holder to the Transfer Agent to comply with the required reserve. Borrower agrees that it will take all such reasonable actions as may be necessary to assure that the Conversion Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the applicable Trading Market upon which the Common Stock may be listed. Borrower agrees to provide Holder with confirmation evidencing the execution of such share reservation within fifteen (15) Business Days from the Issuance Date.

3.9 Issuance of New Debenture. Upon any partial conversion of this Debenture, a new Debenture containing the same date and provisions of this Debenture shall, at the request of Holder, be issued by Borrower to Holder for the principal balance of this Debenture and accrued interest which shall not have been converted or paid. Subject to the provisions of Article VI, Borrower will pay no costs, fees or any other consideration to Holder for the production and issuance of a new Debenture.

3.10 Par Value; Further Assurances.

(a) Borrower covenants that during the period that the Principal Amount of this Debenture and any accrued interest and fees thereon remain outstanding, it will ensure that the par value of any Conversion Shares shall not exceed the amount payable therefor upon such exercise immediately prior to such exercise. Borrower further covenants that it shall take all appropriate actions, including, without limitation, amending its articles or certificate of incorporation and any other voluntary action, such as calling a meeting of stockholders to approve any such amendment, to ensure that the amount payable for any Conversion Shares shall at all times exceed the par value thereof by at least four hundred percent (400%).

(b) Except and to the extent as waived or consented to by Holder, Borrower shall not by any action, including, without limitation, amending its articles or certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Debenture against impairment. Without limiting the generality of the foregoing, Borrower will (a) not increase the par value of any Conversion Shares above the amount payable therefor upon such exercise immediately prior to such exercise, (b) take all such action as may be necessary or appropriate in order that Borrower may validly and legally issue fully paid and nonassessable Conversion Shares upon the exercise of this Debenture and (c) use its commercially best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable Borrower to perform its obligations under this Debenture.

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3.11 Transfer Taxes. The issuance of certificates for Conversion Shares shall be made without charge to Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of Holder and Borrower shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to Borrower the amount of such tax or shall have established to the satisfaction of Borrower that such tax has been paid.

3.12 Rule 144 Issuer’s Representation Letter. In the event that Holder’s brokers dealer requires a Rule 144 Issuer’s Representation Letter (the “144 Letter”), Holder will submit to Borrower the 144 Letter along with a corresponding Notice of Conversion upon which Borrower will have forty-eight (48) hours to execute and return the 144 Letter.

ARTICLE IV
CERTAIN ADJUSTMENTS

4.1 Stock Dividends and Stock Splits. If Borrower, at any time while this Debenture is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by Borrower upon conversion of, or payment of interest on, this Debenture); (b) subdivides outstanding shares of Common Stock into a larger number of shares; or (c) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of Borrower, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of Borrower) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

4.2 Subsequent Rights Offerings. If Borrower, at any time within six (6) months of the Issuance Date, shall issue rights, options or warrants to all holders of Common Stock (and not to Holder) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the Lowest Closing Price on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares issued (assuming delivery to Borrower in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such Lowest Closing Price. Such adjustment shall be made whenever such rights or warrants are issued, other than to officers and directors under equity incentive plans approved by the board of directors, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

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4.3 Pro Rata Distributions. If Borrower, at any time while this Debenture is outstanding, distributes to all holders of Common Stock (and not to Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 4.1), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Lowest Closing Price determined as of the record date mentioned above, and of which the numerator shall be such Lowest Closing Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one (1) outstanding share of the Common Stock as determined by the board of directors of Borrower in good faith. In either case the adjustments shall be described in a statement delivered to Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one (1) share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

4.4 Fundamental Transaction. If, at any time while this Debenture is outstanding, (a) Borrower effects any merger or consolidation of Borrower with or into another Person, (b) Borrower effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (c) any tender offer or exchange offer (whether by Borrower or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (d) Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, holder of one (1) share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and Borrower shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to Borrower or surviving entity in such Fundamental Transaction shall issue to Holder a new Debenture consistent with the foregoing provisions and evidencing Holder’s right to convert such Debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4.4 and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

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4.5 Calculations. All calculations under this Article III shall be made to four decimal places or the nearest 1/100th of a share, as the case may be. For purposes of this Article III, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of Borrower) issued and outstanding.

4.6 Notice to Holder.

a) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Article IV, Borrower shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

b) Notice to Allow Conversion by Holder. If (i) Borrower shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) Borrower shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) Borrower shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of Borrower shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which Borrower is a party, any sale or transfer of all or substantially all of the assets of Borrower, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (v) Borrower shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Borrower, then, in each case, Borrower shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered to Holder at its last address as it shall appear upon Borrower’s books and records, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. Holder is entitled to convert this Debenture during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

4.7 Most Favored Nations Status. So long as this Debenture is outstanding, upon any issuance by Borrower or any of its subsidiaries of any security (in an amount under one million dollars ($1,000,000)) with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to Holder in this Debenture, then Borrower shall notify Holder of such additional or more favorable term and such term, at Holder’s option, shall become a part of the transaction documents with Holder. Such more favorable terms include, but are not limited to, terms addressing conversion discounts, conversion look-back periods, interest rates, original issue discounts, stock sale price, private placement price per share and warrant coverage.

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4.8 Holder’s Adjustments. Upon the occurrence of either of the following events, Holder may provide the transfer agent with written instructions to increase the Share Reserve in accordance therewith: (a) closing price of Borrower’s Common Stock is less than $0.002 for three (3) consecutive Trading Days; or (b) Borrower’s issued and outstanding shares of Common Stock is greater than seventy of their authorized shares. Then the Share Reserve shall increase to the number of shares of Common Stock equal to the five (5) times the value of the outstanding principal amount plus accrued interest thereon as of such date divided by the Conversion Price on such date.

ARTICLE V
NEGATIVE COVENANTS

As long as any portion of this Debenture remains outstanding, unless Holder shall have otherwise given prior written consent, Borrower shall not, and shall not permit any of its subsidiaries (whether or not a subsidiary on the Issuance Date) to, directly or indirectly:

5.1 other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

5.2 other than Permitted Liens, enter into, create, incur, assume or suffer to exist any liens or security interests of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

5.3 issue any shares of Common Stock in exchange for satisfaction or accord, in whole or in part, of any outstanding accounts payable obligations of Borrower, where such shares would be freely tradable (without restrictions, manner of sale obligations or reporting obligations) by the recipient thereof (or any transferee thereof) prior to the date which is six (6) months following the date of issuance thereof, whether pursuant to Section 3(a)(10) of the Securities Act or otherwise;

5.4 amend its charter documents, including, without limitation, its articles or certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of Holder;

5.5 repay, repurchase or offer to repay, repurchase or otherwise acquire any indebtedness for borrowed money (except for this Debenture in accordance with the terms hereof and except for the Permitted Indebtedness described under clauses (a), (b) and (d) of the definition thereof in accordance with the terms of such indebtedness as in effect on the date hereof), other than regularly scheduled principal and interest payments as such terms are in effect as of the Issuance Date;

5.6 pay cash dividends or distributions on any equity securities of Borrower;

5.7 combine (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares;

5.8 enter into any transaction with any affiliate of Borrower which would be required to be disclosed in any public filing with the Securities and Exchange Commission (the “SEC”), unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of Borrower (even if less than a quorum otherwise required for board approval); or

5.9 enter into any agreement with respect to any of the foregoing.

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ARTICLE VI
EVENTS OF DEFAULT

The occurrence of any of the following events, while this Debenture is outstanding, shall be an “Event of Default;” provided that any Event of Default may be cured within one (1) Business Day except as otherwise provided herein:

6.1 Failure to Pay Principal, Interest or Other Fees. Borrower fails to pay the Principal Amount, interest or other fees hereon as and when the same shall become due and payable and such failure shall continue for a period of one (1) Business Day following the date upon which any such payment was due.

6.2 Breach of Covenant. Borrower breaches any covenant or other term or condition of this Debenture, including, but not limited, to the negative covenants provided in Article V, in any material respect and such breach, if subject to cure, continues for a period of one (1) Business Day after the occurrence thereof.

6.3 Breach of Representations and Warranties. Any representation or warranty of Borrower made herein or in any other report, financial statement or certificate made or delivered to Holder shall be false or misleading in any material respect as of the date when made or deemed made.

6.4 SEC Filings. At any point while this Debenture is outstanding, Borrower is not current with its reporting responsibilities under Section 13 of the Exchange Act. Furthermore, Borrower fails to timely file, when due, any SEC report, including any required XBRL file along with such report (e.g., Forms 8-K, 10-Q or 10-K, or Schedules 14A, 14C or 14(f)), or, if the filing date of such report is properly extended pursuant to SEC Rule 12b-25, when the date of any such filing extension lapses, or any post-effective amendment to any SEC Registration Statement.

6.5 Stop Trade. An SEC stop trade order or trading suspension of the Common Stock on the applicable Trading Market shall be in effect for five (5) consecutive Trading Days or five (5) Trading Days during a period of ten (10) consecutive Trading Days, provided that Borrower shall not have been able to cure such trading suspension within thirty (30) Business Days of the notice thereof or list the Common Stock on another Trading Market within sixty (60) Business Days of such notice.

6.6 SEC Reporting Status Matters.

(a) Borrower indicates by check mark on the cover page of an SEC report filing that it has not (i) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (ii) has been subject to such filing requirements for the past ninety (90) days.

(b) Borrower indicates by check mark on the cover page of an SEC report filing that it has not submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding twelve (12) months (or for such shorter period that the registrant was required to submit and post such files).

(c) Borrower indicates by check mark on the cover page of an SEC report filing that it is a shell company (as defined in Rule 12b-2 of the Exchange Act); or

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(d) Borrower files a Form 15 with the SEC to deregister its Common Stock. In such an event, Borrower shall file current reports with attorney opinions on not less than a quarterly basis on www.otcmarkets.com until such time as Borrower re-registers its Common Stock with the SEC.

6.7 Change of Control. Borrower shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or substantially all of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction).

6.8 Receiver or Trustee. Each of Borrower or its subsidiaries, if any, shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; or shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any.

6.9 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its subsidiaries or any of their respective property or other assets for more than one hundred thousand dollars ($100,000) in the aggregate for Borrower, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

6.10 Bankruptcy. Borrower or any of its subsidiaries shall be subject to a Bankruptcy Event.

6.11 DTC Eligibility. Borrower shall lose its status as “DTC Eligible” or Borrower’s stockholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System through a “deposit chill” or otherwise.

6.12 Reservation of Shares. Borrower shall fail timely to reserve shares of Common Stock from its authorized and unissued shares pursuant to Section 3.8.

6.13 Commitment Fee Shares and Conversion Shares. Borrower shall fail to issue and deliver to Holder the Commitment Fee Shares and/or Conversion Shares pursuant to Sections 2.5 and 3.4, or Borrower shall provide at any time notice to Holder, including by way of public announcement, of Borrower’s intention to not honor requests for conversions of this Debenture in accordance with the terms hereof.

ARTICLE VII

DEFAULT RELATED PROVISIONS AND OTHER PRIVILEGES

7.1 Default Interest Rate. If any Event of Default occurs, the outstanding Principal Amount of this Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at Holder’s election, immediately due and payable in cash in the sum of (a) one hundred eighteen percent (118%) of the outstanding Principal Amount of this Debenture plus one hundred percent (100%) of accrued and unpaid interest thereon and (b) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture (“Mandatory Default Amount”). After the occurrence of any Event of Default, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law, effective as of the Issuance Date of this Debenture. Upon the payment in full of the Mandatory Default Amount, Holder shall promptly surrender this Debenture to or as directed by Borrower. In connection with such acceleration described herein, Holder need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and Holder shall have all rights as a holder of his Debenture until such time, if any, as Holder receives full payment pursuant to this Section 7.1. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

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7.2 Default Penalty Payment. Following the occurrence and during the continuance of an Event of Default, Borrower agrees to pay to Holder in the amount equal to one thousand dollars ($1,000) per Business Day commencing the Business Day following the date of the Event of Default. Borrower shall pay any fees incurred under this Section in immediately available funds upon demand and such fees shall also be eligible to be converted into Conversion Shares as set forth in Article III. Such conversion privileges shall remain in full force and effect immediately from the date hereof and until this Debenture is paid in full.

ARTICLE VIII

MISCELLANEOUS

8.1 Piggyback Registration Rights. Borrower shall include on the next registration statement Borrower files with the SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of this Debenture. Failure to do so will result in liquidated damages of twenty-five percent (25%) of the outstanding Principal Amount of this Debenture, but not less than twenty-five thousand dollars ($25,000), being immediately due and payable to Holder at its election in the form of cash payment or addition to the balance of this Debenture. Notwithstanding the foregoing, in the event a registration statement is filed with respect to an underwritten offering or a selling stockholder registration statement relating solely to holders of Borrower’s Common Stock who paid cash for such Common Stock in a sale placed by an independent placement agent, the number of shares of Common Stock owned by Holder to be included in any such registration statement may be limited if in the opinion of the underwriter or placement agent, the sale of such shares by Holder would adversely impact the sale of shares by the underwriter or selling stockholders included therein.

8.2 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.3 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by FedEx or other reputable express courier service with charges prepaid, (iv) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or (v) sent via Email whereby a return Email confirming receipt has been delivered. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (y) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (z) on the next Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

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If to Borrower:

Tauriga Sciences, Inc.

Seth Shaw- CEO

39 Old Ridgebury Road

Danbury, CT 06180

If to Holder:

Group 10 Holdings LLC

Attn: Adam Wasserman

11 Island Ave. #1108

Miami Beach, FL 33139

EIN # 32-0409845

adam@group10llc.com

No change in any of such addresses shall be effective insofar as notices under this Section 8.3 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 8.3.

8.4 Amendment Provision. Any term of this Debenture may be amended only with the written consent of Holder and Borrower. . The term “Debenture” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

8.5 Assignability. This Debenture shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Holder and its successors and assigns, and may not be assigned by Borrower without the prior written consent of Holder, which consent may not be unreasonably withheld.

8.6 Prevailing Party and Costs. In the event any attorney is employed by any party with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Debenture or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Debenture, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

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8.7 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Debenture shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. HOLDER AND BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS DEBENTURE OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. Each party hereby submits to the exclusive jurisdiction of the state and federal courts located in the County of Miami-Dade, State of Florida. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Debenture or any of the transactions contemplated herein will be finally settled by binding arbitration in Miami-Dade County, Florida in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New York law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph. The expenses of the arbitration, including the arbitrator’s fees and expert witness fees, incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

8.8 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrower to Holder and thus refunded to Borrower.

8.9 Construction. Borrower acknowledges that its legal counsel participated in the preparation of this Debenture and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Debenture to favor any party against the other.

8.10 Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the Principal Amount of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of Borrower.

8.11 Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the Principal Amount of this Debenture so mutilated, lost, stolen or destroyed.

8.12 Opinion of Counsel. An opinion of the following counsels shall be deemed acceptable to Borrower: Drinker Biddle & Reath LLP, Fox Rothschild LLP, Greenberg Traurig LLP, Bauman & Associates Law Firm, and Law Office of Clifford J. Hunt.

[Signature page follows.]

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IN WITNESS WHEREOF, Borrower has caused this Convertible Debenture to be signed in its name effective as of the date first above indicated.

BORROWER:

Tauriga Sciences, Inc.

By:

Name:	Seth Shaw

Title:	CEO

HOLDER:

Group 10 Holdings, LLC

By:	/s/ Adam Wasserman
Name:	Adam Wasserman
Title:	Managing Member

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EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Debenture (“Debenture”) of Tauriga Sciences, Inc., a Florida corporation (“Borrower”), into shares of common stock (the “Common Stock”) of Borrower according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by Borrower in accordance therewith. No fee will be charged to the undersigned for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to Borrower that its ownership of Common Stock does not exceed the amount specified under Section 3.3 of the Debenture, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock pursuant to any prospectus.

Conversion calculations:

Date to Effect Conversion:
Principal Amount of Note to be Converted:

Interest Accrued on Account
of Conversioen at Issue:

Number of shares of Common Stock to be issued:

Signature:

Name:	Group 10 Holdings LLC

Address for Delivery of Common Stock Certificates:

11 Island Ave #1108
Miami Beach, FL 33139
EIN# 32-0409845
Tel: 917.374.8229, Fax: 305.359.5180

Or

DWAC Instructions:

Broker No:
Account No:

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